HEI Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-158999 and 333-177750 on Form S-3 and Registration Statement Nos. 333-02103, 333-105404, 333-159000, 333-166737, and 333-174131 on Form S-8 of Hawaiian Electric Industries, Inc., of our report dated February 19, 2010, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of Hawaiian Electric Industries, Inc. and subsidiaries for the year ended December 31, 2009, and our report dated February 19, 2010 on all related financial statement schedules, which reports appear in the 2011 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii

February 17, 2012